Exhibit 10.1

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LOAN, SECURITY AND GUARANTEE AGREEMENT

Dated as of March 26, 2020

______________________________________________________________________________

AUTOWEB, INC.,

as Borrower

_________________________________________________________________________________

AUTOBYTEL, INC.,
AW GUA USA, INC.,

and

CAR.COM, INC.,

as Guarantors
______________________________________________________________________________

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders
_______________________________________________________________________________

CIT NORTHBRIDGE CREDIT LLC,

as Agent
______________________________________________________________________________

CIT NORTHBRIDGE CREDIT LLC,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	1
1.1	Definitions	1
1.2	Accounting Terms	21
1.3	Uniform Commercial Code	21
1.4	Certain Matters of Construction	21
1.5	Divisions	22
1.6	Notice to Borrower Agent	22
SECTION 2.	CREDIT FACILITIES	22
2.1	Revolver Commitment.	22
SECTION 3.	INTEREST, FEES AND CHARGES	23
3.1	Interest	23
3.2	Fees	24
3.3	Computation of Interest, Fees, Yield Protection	24
3.4	Reimbursement Obligations	24
3.5	Illegality	24
3.6	Inability to Determine Rates; LIBOR Successor Rate	24
3.7	Increased Costs; Capital Adequacy	25
3.8	Mitigation	26
3.9	[Reserved]	26
3.10	Maximum Interest	27
SECTION 4.	LOAN ADMINISTRATION	27
4.1	Manner of Borrowing and Funding Revolver Loans	27
4.2	Defaulting Lender	28
4.3	Borrower Agent	29
4.4	One Obligation	29
4.5	Effect of Termination	29
SECTION 5.	PAYMENTS	29
5.1	General Payment Provisions	29
5.2	Repayment of Revolver Loans	30
5.3	[Reserved]	30
5.4	Payment of Other Obligations	30
5.5	Marshaling; Payments Set Aside	30
5.6	Application and Allocation of Payments	30
5.7	Dominion Account	31
5.8	Account Stated	31
5.9	Taxes	31
5.10	Lender Tax Information	33
5.11	Nature and Extent of Each Borrower’s Liability	34

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SECTION 6.	CONDITIONS PRECEDENT	35
6.1	Conditions Precedent to Initial Loans	35
6.2	Conditions Precedent to All Credit Extensions	38
SECTION 7.	COLLATERAL	38
7.1	Grant of Security Interest	38
7.2	Lien on Deposit Accounts; Cash Collateral	39
7.3	Real Estate Collateral.	39
7.4	Other Collateral	39
7.5	Limitations	40
7.6	Further Assurances	40
7.7	Foreign Subsidiary Stock	40
SECTION 8.	COLLATERAL ADMINISTRATION	40
8.1	Borrowing Base Reports	40
8.2	Accounts	40
8.3	[Reserved]	41
8.4	Equipment	41
8.5	Deposit Accounts	41
8.6	General Provisions	42
8.7	Power of Attorney	43
SECTION 9.	REPRESENTATIONS AND WARRANTIES	43
9.1	General Representations and Warranties	43
9.2	Complete Disclosure	47
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	47
10.1	Affirmative Covenants	47
10.2	Negative Covenants	50
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	53
11.1	Events of Default	53
11.2	Remedies upon Default	54
11.3	License	55
11.4	Setoff	56
11.5	Remedies Cumulative; No Waiver	56
SECTION 12.	AGENT	56
12.1	Appointment, Authority and Duties of Agent	56
12.2	Agreements Regarding Collateral; Borrower Materials; Credit Bidding	57
12.3	Reliance By Agent	59
12.4	Action Upon Default	59
12.5	Ratable Sharing	59
12.6	Indemnification	59
12.7	Limitation on Responsibilities of Agent	60
12.8	Successor Agent and Co-Agents	60

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12.9	Due Diligence and Non-Reliance	60
12.10	Remittance of Payments and Collections	61
12.11	Individual Capacities	61
12.12	Titles	61
12.13	Bank Product Providers	61
12.14	Flood Laws	61
12.15	No Third Party Beneficiaries	61
12.16	Certain ERISA Matters.	62
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	62
13.1	Successors and Assigns	62
13.2	Participations	63
13.3	Assignments	63
13.4	Replacement of Certain Lenders	64
SECTION 14.	MISCELLANEOUS	64
14.1	Consents, Amendments and Waivers	64
14.2	Indemnity	65
14.3	Notices and Communications	65
14.4	Performance of Obligors’ Obligations	66
14.5	Credit Inquiries	66
14.6	Severability	66
14.7	Cumulative Effect; Conflict of Terms	67
14.8	Counterparts; Execution	67
14.9	Entire Agreement	67
14.10	Relationship with Lenders	67
14.11	No Advisory or Fiduciary Responsibility	67
14.12	Confidentiality	68
14.13	GOVERNING LAW	68
14.14	Consent To Forum	68
14.15	Waivers by Obligors	69
14.16	Patriot Act Notice	69
14.17	NO ORAL AGREEMENT	69
SECTION 15.	GUARANTY	69
15.1	Guaranty of the Obligations	69
15.2	Contribution by Guarantors	70
15.3	Payment by Guarantors	70
15.4	Liability of Guarantors Absolute	70
15.5	Waivers by Guarantors	72
15.6	Guarantors’ Rights of Subrogation, Contribution, etc.	72
15.7	Subordination of Other Obligations	72
15.8	Continuing Guaranty	73
15.9	Authority of Guarantors or Borrowers	73
15.10	Financial Condition of Borrowers	73
15.11	Bankruptcy, etc.	73

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Assignment
Exhibit A-2	Assignment Notice
Exhibit B	Borrowing Base Report
Exhibit C	Compliance Certificate
Schedule 1.1(a)	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Owned or Leased Real Estate
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.16	Commercial Tort Claims
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

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LOAN, SECURITY AND GUARANTEE AGREEMENT

THIS LOAN, SECURITY AND GUARANTEE AGREEMENT (this “Agreement”) is dated as of March 26, 2020, among AUTOWEB, INC., a Delaware corporation (“AutoWeb”), and any other Person from time to time joined hereto as a Borrower (together with AutoWeb, each, a “Borrower” and, collectively, “Borrowers”), the other Persons from time to time party to this Agreement as Guarantors, the financial institutions party to this Agreement from time to time as Lenders, and CIT NORTHBRIDGE CREDIT LLC, a Delaware limited liability company (“CNC”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Accounts Formula Amount: up to 85% of the Value of Eligible Accounts, in each case, subject to Agent’s discretion; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of an Obligor or Subsidiary with another Person.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person conduct, transaction, agreement or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: 5.50%; provided, that if Borrower and Subsidiaries deliver to Agent the audited financial statements of Borrowers and Subsidiaries for the Fiscal Year ending December 31, 2020, together with a certificate from a Senior Officer of Borrower demonstrating that the EBITDA of the Borrowers and Subsidiaries, on a consolidated basis (adjusted in a manner satisfactory to Agent but without giving effect to the adjustment in clause (h) of the definition of EBITDA), for such Fiscal Year is greater than $(826,000), then, within five (5) Business Days after receipt of the foregoing, the Applicable Margin shall be reduced to 4.50%.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including any disposition in connection with a sale-leaseback transaction or synthetic lease.

Assignment: an assignment and assumption agreement between a Lender and Eligible Assignee, in the form of Exhibit A-1 or otherwise satisfactory to Agent.

Assignment Notice: a notice of an assignment pursuant to an Assignment Agreement, in the form of Exhibit A-2 or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Availability Block: $3,000,000.

Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Availability Block; (d) amounts to reflect (i) impediments to the Agent’s ability to realize upon the Collateral and (ii) claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral; and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time.

Bank: CIT Bank, N.A.

Bank Product: any of the following products or services extended to, or arranged for, a Borrower or Affiliate of a Borrower by Agent, a Lender or any of their respective Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect for such day; or (c) the most recently available LIBO Base Rate (as adjusted by any minimum LIBO Rate floor) plus 1%. Any change in the “prime rate” announced by JPMorgan Chase Bank, N.A. shall take effect without notice to the Borrowers at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit. If JPMorgan Chase Bank, N.A. ceases to announce its “prime rate”, Agent may select a reasonably comparable index or source to use as the basis for the Base Rate. For the avoidance of doubt, the Base Rate will in no event be less than 0% per annum.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

Borrower or Borrowers: as defined in the preamble to this Agreement and extending to all permitted successors and assigns of such Persons.

Borrower Agent: as defined in Section 4.3.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder.

Borrowing: a group of Loans that are made together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the sum of (a) the lesser of (i) the aggregate Revolver Commitments and (ii) the sum of the Accounts Formula Amount plus the Unbilled Accounts Formula Amount plus the Cash Formula Amount minus (b) any Availability Reserve.

Borrowing Base Report: a report in the form attached hereto as Exhibit B by which Borrower Agent certifies the Borrowing Base pursuant to Section 8.1.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to, with respect to any contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); and (d) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Formula Amount: 97.5% of Qualified Cash held in a segregated Controlled Deposit Account subject to no Liens other than Agent’s Lien and Liens described in Sections 10.2.2(c) and (m).

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Certificate of Beneficial Ownership: for each Borrower means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, 31 C.F.R. § 1010.230.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of AutoWeb; (b) except in connection with a transaction permitted by this Agreement, AutoWeb shall cease to own, free and clear of all Liens or other encumbrances (other than those in favor of Agent), directly or indirectly, 100% of the outstanding voting Equity Interests of any of its Subsidiaries on a fully diluted basis and all voting rights and equivalent economic interests with respect thereto; (c) the sale or transfer of all or substantially all assets of (i) AutoWeb or (ii) a Borrower (other than AutoWeb) to any Person other than an Obligor; or (d) a “Change of Control” or any term of similar effect as defined in any document governing any Subordinated Debt.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Closing Date Fee Letter: that certain fee letter dated as of the Closing Date from Agent and accepted by Borrower Agent.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower Agent, delivered pursuant to Section 10.1.2(c).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner (but excluding, for the avoidance of doubt, any indemnification obligations arising pursuant to contracts entered into in the Ordinary Course of Business), whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Controlled Deposit Account: a restricted deposit account established by Obligors at Bank or another bank acceptable to Agent, subject to a Deposit Account Control Agreement.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (other than Secured Bank Product Obligations), including, to the extent permitted by law, interest not paid when due, 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; or taken any action in furtherance thereof provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales, as calculated by Agent in its Permitted Discretion.

Disclosure Schedule: the disclosure schedule delivered by Borrower to Agent on the Closing Date.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

EBITDA: for any Person for any period of determination, the sum of (a) net income ( or loss) of such Person for such period (excluding extraordinary gains and losses), plus (b) all Interest Expense of such Person for such period, plus (c) all charges against income of such Person for such period for federal, state and local taxes, plus (d) all depreciation expenses of such Person for such period, plus (e) all amortization expenses of such Person for such period, plus (f) non-cash losses for such period, minus (g) non-cash gains for such period, plus (h) all non-cash stock compensation expense of such Person for such period, all as determined in accordance with GAAP. Notwithstanding the foregoing, EBITDA of any Subsidiary that is not a wholly-owned subsidiary and is not an Obligor shall be (1) included in the foregoing calculation solely to the extent of any cash dividends or cash distributions received from such Subsidiary in the applicable measurement period and (2) deducted in the foregoing calculation solely to the extent of any cash contributions to such Subsidiary in the applicable measurement period.

EEA Financial Institution: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than (i) 60 days after the original due date or (ii) (A) with respect to the Specified Extended Term Accounts, to the extent approved by Agent in its discretion, 120 days after the original invoice date and (B) with respect to all other Accounts, 90 days after the original invoice date;

(b) it is owing by an Account Debtor or its Affiliates for which more than 35% of the Accounts owing by such Account Debtor or its Affiliates are not Eligible Accounts under the foregoing clause (a);

(c) when aggregated with other Accounts owing by the applicable Account Debtor, it exceeds 25% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time);

(d) it does not conform with a covenant or representation herein;

(e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent;

(h) it is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act;

(i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien which is, or may become, senior to, or pari passu with, the Agent’s Lien on such Account;

(j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l) its payment has been extended or the Account Debtor has made a partial payment;

(m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or

(o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof.

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

Eligible Unbilled Account: at any time of determination, an Account owned by Borrower which (a) arises out of the sale of goods that have been delivered by a Borrower to and accepted by the Account Debtor, or the performance of services that have been performed by a Borrower and accepted by the Account Debtor, in each case, in the Ordinary Course of Business for which invoices have been (or will be) created and submitted to the Account Debtor within 15 days after the last day of the calendar month in which goods or services giving rise to such accounts were delivered or performed, (b) is acceptable to Agent in its Permitted Discretion for inclusion as an Eligible Unbilled Account, and (c) satisfies all of the eligibility criteria set forth in the definition of Eligible Account (except for Borrower’s delivery of an invoice with respect to such Account to the Account Debtor).

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Agreement: an agreement of an Obligor to indemnify Agent and Lenders from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Eurodollar Reserve Percentage: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBO Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Event of Default: as defined in Section 11.1.

Excluded Accounts: (a) Deposit Accounts exclusively used for payroll, payroll taxes or employee benefits, (b) any other Deposit Accounts with respect to which other Deposit Accounts the aggregate amount on deposit therein or credited thereto is not greater than $10,000, or (c) the Pledged PNC Account.

Excluded Property: (a) any lease, license, contract, property rights or agreement to which an Obligor is a party (or to any of its rights or interests thereunder) if the grant of the security interest granted pursuant to Section 7.1 would constitute or result in any of (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein, (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction) or (iii) a breach of Applicable Law, regulation or order of any court or any other governmental authority having jurisdiction over the applicable Obligor, (b) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law (after such period, such interest in such trademark or service mark applications will become part of the Collateral); provided that at the time any such intent-to-use trademark application matures into an actual use application by such Grantor's receipt of written notification from the United States Patent and Trademark Office of its acceptance of either a “Statement Of Use” or “Amendment to Allege Use”, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such actual use application; and (c) assets owned by any Obligor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a purchase money obligation or capital lease obligation permitted to be incurred pursuant to the provisions of this Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) validly prohibits the creation of any other Lien on such assets and proceeds. Notwithstanding anything to the contrary, Excluded Property shall not include (x) any cash proceeds of any Excluded Property referred to above, or (y) any noncash proceeds, substitutions or replacements of any Excluded Property referred to above.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Lender: PNC Bank, National Association.

Existing Lender Documentation: all loan, collateral and related documentation among Borrowers and Existing Lender as to Debt of Borrowers to Existing Lender.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur in connection with the transactions contemplated under the Loan Documents during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, or (b) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent or such day on such transactions, as determined by Agent, in its sole discretion; provided, that in no event shall such rate be less than zero.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: the sum of (without duplication) cash interest expense, scheduled principal payments made on Borrowed Money, Distributions made, minimum required contributions and other cash payments to Pension Plans required to be paid by Applicable Law and which were paid in the Ordinary Course of Business and other cash payments required to be paid by Applicable Law and which were paid in the Ordinary Course of Business.

Flood Laws: all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

FRB: the Board of Governors of the Federal Reserve System of the United States.

Fronting Exposure: a Defaulting Lender’s interest in Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment or Paid In Full: with respect to the Obligations or Guaranteed Obligations, (a) with respect to the Obligations other than the Secured Bank Product Obligations, the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) with respect to the Secured Bank Product Obligations, either (i) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), (ii) the termination or cancelation thereof in a manner reasonably acceptable to the applicable Secured Bank Product Provider or (iii) the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the applicable Secured Bank Product Provider in its discretion in the amount of required Cash Collateral), to the extent required by the applicable Secured Bank Product Provider. The Obligations (other than Secured Bank Product Obligations) shall not be deemed to have been Paid in Full unless all Commitments are terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guaranteed Obligations: as defined in Section 15.1.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: Autobytel, Inc., a Delaware corporation, AW GUA USA, Inc., a Delaware corporation, Car.com, Inc., a Delaware corporation, and each other Subsidiary that guarantees payment or performance of any portion of or all Obligations.

Guaranty: the guaranty provided by each Guarantor hereunder and each other guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: a “swap agreement” as defined in Bankruptcy Code Section 101(53B)(A).

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees and Lender Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Expense: with reference to any period, the cash interest expense (net of cash interest income) of Borrowers and Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

Interest Income: for any period, the cash interest income of Borrowers and Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

Interest Period: a period that commences on (and includes) the first day of any calendar month (or in the case of the calendar month in which the Closing Date occurs, such period shall commence on the Closing Date) and ends on (and includes) the last day of such calendar month.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for the Obligations.

IRS: the United States Internal Revenue Service.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender by notice to Agent and Borrower Agent.

LIBOR: the London Interbank Offered Rate.

LIBO Base Rate:

(a) the rate per annum determined by Agent to be the offered rate that appears on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable for deposits in Dollars, determined as of approximately 11:45 a.m. (London time)) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear through such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Agent from time to time), determined as of approximately 11:45 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made by JPMorgan Chase Bank, N.A. and would be offered by JP Morgan Chase Bank, N.A.’s London Branch (or such other major bank as is acceptable to Agent if JPMorgan Chase Bank, N.A. is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:45 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

LIBO Rate: the greater of: (a) 1.75%; and (b) a rate per annum determined by Agent to be equal to the quotient obtained by dividing (i) the LIBO Base Rate for such LIBOR Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such LIBOR Loan for such Interest Period; provided, that at any time such rate has not been determined or agreed in accordance with clause (a), (b) or (c) in the definition of LIBO Base Rate, the Loans shall bear interest in reference to the Base Rate plus the Applicable Margin and the LIBO Rate option shall not be available. The LIBO Rate shall be determined monthly, two (2) Business Days prior to the commencement of each Interest Period and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination.

LIBOR Loan: means any Loan which accrues interest solely by reference to the LIBO Rate plus the Applicable Margin, in accordance with the terms of this Agreement.

LIBOR Screen Rate: the LIBOR quote on the applicable screen page Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.6.2.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, LIBO Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Agent determines in consultation with Borrower Agent).

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any material Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any material Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any material Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan or any other loan made under the terms of this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date or an anniversary thereof.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or would be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors, taken as a whole, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which an Obligor or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract (other than management contracts or compensatory plans, contracts or agreements) under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $500,000 or more.

Minimum Balance: (a) for the period from the Closing Date through June 30, 2020, $8,000,000 and (b) thereafter, 50% of the aggregate Revolver Commitments.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Agent.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for its Obligations, in form and substance acceptable to Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Notice of Borrowing: a request by Borrower Agent for a Borrowing of Revolver Loans in accordance with Section 4.1.1.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (c) Secured Bank Product Obligations, and (d) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower and each Guarantor.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each fee letter, Lien Waiver, Related Real Estate Documents, Borrowing Base Report, Compliance Certificate, Borrower Materials, any subordination agreement, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

 Payment Conditions: at the time of determination with respect to with respect to any applicable payment or Distribution, the following, in each case as determined by the Agent in its Permitted Discretion:

(a) no Default or Event of Default has occurred and is continuing or would result after giving effect thereto on a pro forma basis;

(b) Availability is at least $5,000,000 (i) at all times during the sixty (60) day period immediately prior thereto, and (ii) on a pro forma basis after giving effect thereto, at all times during the sixty (60) day period thereafter;

(c) the Fixed Charge Coverage Ratio as of the end of the most recently ended twelve (12) month period is not less than 1.2 to 1.0, before and after giving effect thereto on a pro forma basis; and

(d) the Agent shall receive a certificate of a Senior Officer of the Borrower Agent demonstrating satisfaction of the foregoing conditions in reasonable detail prior to consummation thereof.

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor Subsidiary or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: (a) an Acquisition by a Borrower undertaken with the prior written approval of Agent and (b) any other Acquisition by a Borrower where:

(i) the Person or business to be acquired shall be, or shall be engaged in the same or a reasonably related line of business as the Obligors;

(ii) immediately before and after giving effect to such acquisition, no Default or Event of Default shall exist;

(iii) the acquisition consideration for any individual acquisition (or series of related acquisitions) shall not exceed $5,000,000, and the aggregate amount of the acquisition consideration for all Permitted Acquisitions after the Closing Date shall not exceed $10,000,000;

(iv) immediately after giving effect to such acquisition on a pro forma basis, the Fixed Charge Coverage Ratio as of the end of the most recently ended twelve (12) month period is not less than 1.0 to 1.0 (calculated as if such acquisition had occurred on the first day of such trailing twelve (12) month period);

(v) not less than fifteen (15) Business Days prior to such acquisition (or such later date approved by Agent in its sole discretion), Agent shall have received (A) a reasonably detailed description of such acquisition, including, financial information and operating results (including financial statements for the most recent twelve (12) month period if available and projections with respect to the Person or business to be acquired for no less than a twelve (12) month period), and the terms and conditions, including economic terms, of the proposed acquisition and (B) copies of each material document, instrument and agreement to be executed in connection with such acquisition, together with any lien search reports and lien release letters and other documents to evidence the termination of any Liens in connection with such acquisition as Agent may reasonably request;

(vi) Availability plus Qualified Cash (but excluding any amounts included in the Cash Formula Amount in the Borrowing Base) of the Borrowers shall be at least $5,000,000 on a pro forma basis (A) at all times during the thirty (30) day period immediately prior thereto, and (B) at all times during the thirty (30) day period thereafter (as demonstrated by Borrowers in a manner reasonably satisfactory to Agent); and

(vii) the assets being acquired (other than a de minimis amount of assets in relation to the Obligors’ total assets) are located within the United States of America, or the Person whose equity interests are being acquired is organized in a jurisdiction located within the United States of America.

Permitted Asset Disposition: (a) as long as any Net Proceeds are remitted to a Dominion Account in accordance with this Agreement, an Asset Disposition that is (i) a sale of Inventory in the Ordinary Course of Business; (ii) a disposition of Equipment in connection with Borrower’s relocation to new office space in California during the first Loan Year; or (iii) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $200,000 or less; and (b) as long as no Default or Event of Default exists and any Net Proceeds are remitted to a Dominion Account in accordance with this Agreement, an Asset Disposition that is (i) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (ii) a disposition or transfer of surplus, obsolete or worn-out Equipment; (iii) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, would not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (iv) the disposition of Intellectual Property (including domain names) to the extent not material to the business of the Obligors; (v) the licensing of Intellectual Property rights on a non-exclusive basis in the Ordinary Course of Business; (vi) the sale or discount, in each case without recourse, of Accounts (not constituting Eligible Accounts) in the Ordinary Course of Business, but only in connection with the compromise or collection thereof; (vii) the leasing or subleasing of assets of any Obligor in the Ordinary Course of Business; (viii) a transfer of assets to an Obligor or to any Subsidiary of an Obligor; (ix) a disposition of other assets with proceeds in an amount not to exceed $500,000 in the aggregate after the Closing Date; and (x) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $100,000 or less at any time.

Permitted Discretion: a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

Permitted Lien: as defined in Section 10.2.2. The designation of a Lien as a “Permitted Lien” shall not limit or restrict the ability of Agent to establish an Availability Reserve relating thereto in accordance with the provisions hereof.

Permitted Purchase Money Debt: Purchase Money Debt of Obligors and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $500,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledged PNC Account: the deposit account maintained with PNC Bank, National Association and pledged thereto to secure the Obligors’ commercial credit card and merchant card services with PNC Bank, National Association or its Affiliates.

Prepayment Fee: as defined in the Closing Date Fee Letter.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans by the aggregate outstanding Loans or, if all Loans have been paid in full, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment would not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien having priority over Agent’s Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.5.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (other than Real Estate); (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets (other than Real Estate), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Cash: unrestricted domestic cash of the Borrowers in which Agent has a first priority perfected Lien.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: (a) the Refinancing Debt is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and real property and contents flood insurance acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to Agent; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) after termination of the Revolver Commitments, the aggregate outstanding Loans or, upon Full Payment of all Loans, the aggregate remaining Obligations; provided, however, (i) that Commitments, Loans and other Obligations held by Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan by the Lender that funded the applicable Loan, and (ii) at any time there are two (2) or more Secured Parties, “Required Lenders” must include at least two (2) Secured Parties who are not Affiliates of one another).

Restricted Investment: any Investment by an Obligor or Subsidiary, other than (a) Investments in an Obligor; (b) Investments in a Subsidiary of an Obligor not exceeding $300,000 in the aggregate after the Closing Date; (c) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (d) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (e) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (f) deposits with financial institutions permitted hereunder, (g) Investments received with respect to Collateral other than Eligible Accounts or Eligible Unbilled Accounts in satisfaction or partial satisfaction of Accounts owing by financially troubled account debtors to the extent reasonably necessary to prevent or limit loss; (h) Permitted Acquisitions; and (i) other Investments not exceeding $100,000 in the aggregate after the Closing Date.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans up to the maximum principal amount shown on Schedule 1.1(a) attached hereto, as hereafter modified pursuant to an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders. The aggregate Revolver Commitments on the Closing Date are $20,000,000.

Revolver Loan: any loan made pursuant to Section 2.1 or as a Swingline Loan.

Revolver Termination Date: March 26, 2023

Revolver Usage: the aggregate amount of outstanding Revolver Loans.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor acceptable to Agent.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by an Obligor or Subsidiary to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) the Bank, the Agent and any of their respective Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Lenders and Secured Bank Product Providers.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report summarizing Revolver Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Extended Term Accounts: Accounts where Carat USA, Inc., is the Account Debtor (so long as such Account Debtor continues to be acceptable to Agent in its Permitted Discretion based on the then current credit and risk profile of such Account Debtor) and which have payment terms equal to or greater than 60 days.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Specified Permitted Lien: Liens described in Section 10.2.2(a), (c), (d), (g), (j), (l), and (m).

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent, and, if applicable, the Liens as to any Collateral securing such Debt have been subordinated to the Liens therein of Agent pursuant to documentation in form and substance satisfactory to Agent, in its sole discretion.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns more than 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers. Swingline Loans shall be funded as Revolver Loans and shall be subject to the sublimit in Section 4.1.3(a).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transactions: collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the making of the Loans hereunder, (b) the repayment of all amounts due or outstanding under the Existing Lender Documentation, and (c) the payment of all related costs, fees and expenses.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unbilled Accounts Formula Amount: the lesser of (a) $5,000,000 and (b) up to 75% of the Value of Eligible Unbilled Accounts billed, in each case, subject to Agent’s Permitted Discretion; provided, however, that such percentage shall be reduced by 1.0% for each percentage point (or portion thereof) that the Dilution Percent exceeds 5.0%.

Unused Line Fee Rate: a per annum rate equal to 0.50%.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC. “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means the time of day in New York, New York; or (g) discretion (but not, for the avoidance of doubt, Permitted Discretion) of Agent or any Lender means the sole and absolute discretion of such Person exercised at any time. All references to Value, Borrowing Base components, Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Obligor that is a limited liability company becomes the asset, right, obligation or liability of a different Obligor, then it shall be deemed to have been transferred from the original Obligor to the subsequent Obligor, and (b) if any new Obligor comes into existence, such new Obligor shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.6 Notice to Borrower Agent. In the event that Agent (a) increases or decreases the percentages applied to the Value of Eligible Accounts or Eligible Unbilled Accounts as set forth in the definitions of “Accounts Formula Amount” and “Unbilled Accounts Formula Amount,” as applicable, (b) establishes Availability Reserves, (c) increases or decreases the percentages set forth in clause (b) of the definition of “Eligible Account” or (d) otherwise establishes criteria for Eligible Accounts as set forth in clause (o) of the definition of “Eligible Accounts,” then, so long as no Default or Event of Default exists and is continuing, the Agent shall give Borrower Agent as much prior written notice as is possible (but in any event no less than three (3) Business Days’ notice) of the proposed changes. Each Borrower consents to any such increases or decreases, Availability Reserves and other criteria and acknowledges that such actions may limit or restrict the amount of Revolving Loans requested by Borrowings.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base. Notwithstanding the foregoing, and subject to Sections 5.2 and 5.7, Borrowers shall at all times maintain Revolver Usage in an amount equal to or greater than the Minimum Balance.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt held by the Existing Lender; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction); or (iii) for any purpose that would breach the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 or similar law in any jurisdiction.

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 15 days’ prior written notice to Agent at any time, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations, including the applicable Prepayment Fee, if any.

(b) Borrowers may permanently reduce the Revolver Commitments on a ratable basis for all Lenders to an aggregate amount of not less than $15,000,000, upon at least 15 days’ prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $1,000,000 in excess thereof. Any such reduction shall be accompanied by the payment of the applicable Prepayment Fee, if any.

2.1.5 Protective Advances. Agent shall be authorized, in its discretion, at any time, to make Revolver Loans (“Protective Advances”) (a) if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations (other than Secured Bank Product Obligations) shall bear interest at a rate per annum equal to the LIBO Rate plus the Applicable Margin (except as may be provided by the definition of LIBO Rate or Section 3.1.2, Section 3.5 or Section 3.6). Subject to Section 3.1.2, Section 3.5 or Section 3.6, and except as set forth in the definition of LIBO Rate, all Loans shall be LIBOR Loans.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations (other than Secured Bank Product Obligations) shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c) Interest shall accrue from the date a Loan is advanced or Obligation becomes payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued the Loans shall be due and payable in arrears, (i) on the first calendar day of each calendar month, for the Interest Period then ended; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

(d) Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to the rate described in the definition of LIBOR.

3.1.2 Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBO Rate on any applicable date (and such circumstances are not covered or governed by Section 3.6), then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and, if requested by Agent, Borrowers shall promptly, at its option, either (i) pay all such affected LIBOR Loans or (ii) convert such affected LIBOR Loans into Loans that bear reference to the Base Rate plus the Applicable Margin (plus, if applicable, any incremental Default Rate).

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during the preceding month, calculated for the actual days elapsed. Such fee shall be payable in arrears, on the first day of each calendar month and on the Commitment Termination Date.

3.2.2 Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement or any consent, waiver or amendment hereto.

3.2.3 Wire Fees. Borrowers shall pay Agent $35.00 for any wire initiated by Agent.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed based on a year of 360 days, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable and out of pocket legal, accounting, appraisal, consulting, and other fees and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) any examination or appraisal with respect to any Obligor or Collateral by Agent’s personnel or a third party in accordance with this Agreement. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. All amounts payable by Borrowers under this Section shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.

3.5 Illegality. Without limiting the provisions of Section 3.6, if any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to perform any of its obligations hereunder, to make, maintain, fund or charge applicable interest or fees with respect to any Loan, or to determine or charge interest based on LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to perform such obligations, to make, maintain or fund the Loan (or to charge interest or fees with respect thereto), shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall, at their option, either prepay the applicable Loan or, if applicable, convert LIBOR Loan(s) of such Lender to a Loan that bears reference to the Base Rate plus the Applicable Margin, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the LIBOR Loan. Upon any such prepayment, Borrowers shall also pay accrued interest on the amount so prepaid.

3.6 Inability to Determine Rates; LIBOR Successor Rate.

3.6.1 Inability to Determine Rates Generally.

  If Agent notifies Borrower Agent in connection with a Borrowing of a LIBOR Loan that for any reason (a) Agent determines Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, (b) Agent determines adequate and reasonable means do not exist for determining LIBO Rate for the applicable Interest Period, or (c) Agent or Required Lenders determine LIBOR for the applicable Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan, then Lenders’ obligation to make or maintain LIBOR Loans shall be suspended to the extent of the affected LIBOR Loan or Interest Period until Agent (upon instruction by Required Lenders) withdraws the notice and all such Loans shall be converted to Loans bearing interest at the Base Rate plus the Applicable Margin. Upon receipt of the notice, Borrower Agent may revoke any pending request for a Borrowing of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Loan bearing interest at the Base Rate plus the Applicable Margin.

3.6.2 LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Agent (which determination shall be conclusive absent manifest error), or the Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrower Agent or Required Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.6.2 are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and Borrower Agent may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and notwithstanding anything to the contrary in this Agreement (including Section 14.1.1) any such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (New York time) on the fifth Business Day after Agent posts or otherwise discloses such proposed amendment to all Lenders unless, prior to such time, Required Lenders have delivered to Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, (x) the obligation of Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the LIBO Base Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans bearing interest at the Base Rate plus the Applicable Margin (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBO Rate);

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or interbank market any other condition, cost or expense affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or continuing any interest option for a Loan, or to increase the cost to a Lender, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender determines that a Change in Law affecting such Lender or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments, Loans, or participations in Loans, to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3 LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (other than to the extent included in the Eurodollar Reserve Percentage), Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.7.4 Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender notifies Borrower Agent of the applicable Change in Law and of such Lender’s intention to claim compensation therefor.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 [Reserved].

3.10 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (the “Maximum Rate”). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Agent of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any Obligor of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Agent or Lenders to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall any Obligor be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), each Obligor stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to the Obligors, it being the intent of the parties hereto not to enter into an usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any Interest that has not otherwise accrued on the date of such acceleration, and neither Agent nor any Lender intends to collect any unearned Interest in the event of any such acceleration. Each Obligor recognizes that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by each Obligor of such Excess, and (ii) each Obligor shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all Interest at any time contracted for, charged or received from any Obligor in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Obligors, Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.10 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Obligor and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by the Obligors, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.10.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) To request Revolver Loans, Borrower Agent shall notify Agent of such request by telephone or email (or, if permitted by Agent, by request posted to Agent’s StuckyNet System) a Notice of Borrowing by 11:30 a.m. on the requested funding date. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such telephone (or posted) Notice of Borrowing shall be irrevocable and the Borrower Agent agrees to promptly confirm any such telephone request by hand delivery or electronic transmission to the Agent of a written Notice of Borrowing in a form approved by the Agent, and signed by the Borrower Agent. Each such Notice of Borrowing shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) the Availability after giving effect to the Borrowing, and (D) the Borrower to whom proceeds from such Borrowing are to be disbursed.

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2 Fundings by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement.

(a) To fulfill any request for a Revolver Loan hereunder, Agent may in its Permitted Discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $2,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its Permitted Discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, the Revolver Usage exceeds the Borrowing Base or the Revolver Commitments or the conditions in Section 6 are satisfied.

4.1.4 Notices. If Borrowers request Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or electronic instructions from a person believed in good faith by Agent or any Lender to be authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans (including existing Swingline Loans and Protective Advances), Agent may in its discretion reallocate Pro Rata shares by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(b).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1.

4.2.3 Status; Cure. Agent may determine in its Permitted Discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers and Agent may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers and Agent, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Borrower Agent. Each Borrower hereby designates AutoWeb (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.4 One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.5 Effect of Termination. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products; provided, however, if any Secured Bank Product Provider agrees not to terminate its Secured Bank Product Obligations on such effective date, then such Secured Bank Product Obligations shall not be due and payable at such time. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.4, 3.7, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.  PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset or deduction for counterclaim or defense of any kind, without deduction or withholding for any Taxes (except as required by Applicable Law), and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Except as otherwise set forth in Section 5.6, Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, other than (a) any applicable Prepayment Fee arising in connection with Section 2.1.4 and (b) any applicable Prepayment Fee if such prepayment occurs in connection with any involuntary termination of all Revolver Commitments, including after acceleration of any of the Obligations, termination of the Revolver Commitments and/or termination of this Agreement; provided, however, except (i) in the case the Obligations are Paid in Full and the Commitments terminated, (ii) at a time when Agent is exercising rights and remedies pursuant to Section 11.2, (iii) when Loans are not available pursuant to Section 6.2, or (iv) in connection with repayments permitted under Sections 3.1.2 or 3.5, in no event shall Loans be optionally prepaid if after giving effect to such prepayment the average daily outstanding principal balance of the Revolver Usage and other Loans for the immediately prior thirty (30) day period would be less than the Minimum Balance. Notwithstanding anything herein to the contrary, if Revolver Usage exceeds the Borrowing Base at any time, Borrowers shall, on Agent’s demand, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base. If any Asset Disposition includes the disposition of Accounts or Inventory, Borrowers shall apply Net Proceeds to repay Revolver Loans equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in Borrowing Base resulting from such disposition.

5.3 [Reserved].

5.4 Payment of Other Obligations. Obligations other than Loans, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents (or documents governing Secured Bank Product Obligations, if applicable) or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent or any Lender, or if Agent or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or a Lender in its Permitted Discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1 Application. Payments made by Borrowers hereunder (including, for avoidance of doubt pursuant to Section 5.7) shall be applied (a) first, as specifically required hereby; (b) second, to all Obligations then due and owing; (c) third, subject to Section 5.2, to other Obligations specified by Borrowers; and (d) fourth, as otherwise directed by the Borrowers.

5.6.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of (including, for avoidance of doubt, pursuant to Section 5.7) Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(e) fifth, to all Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of the Bank Product Reserve existing therefor;

(f) sixth, to all other Secured Bank Product Obligations; and

(g) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 Dominion Account. The ledger balance in the Dominion Account as of the end of a Business Day shall be applied to the Obligations in accordance with this Agreement at the beginning of the next Business Day, and for purposes of computing interest on the Obligations (other than Secured Bank Product Obligations), such application shall be deemed to be applied by Agent on the third Business Day after receipt thereof; provided, however, such application shall only be made to the extent that after giving effect to such application the average daily outstanding principal balance of the Revolver Usage and other Loans for the immediately prior thirty (30) day period would be equal to or more than the Minimum Balance (except (i) at a time when Agent is exercising rights or remedies pursuant to Section 11.2, (ii) when Revolver Loans are not available pursuant to Section 6.2, or (iii) in connection with repayments permitted under Sections 3.1.2 or 3.5). Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its Permitted Discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2 Payment of Other Taxes.

  Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.9.4 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, it shall pay the amount of such refund to Borrowers (but only to the extent of indemnity payments or additional amounts actually paid by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by the Recipient, repay to the Recipient such amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.5 Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent may, in its discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans to a Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Agent shall have received (i) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (including, without limitation, (A) UCC financing statements to be filed with the applicable Secretary of State and (B) recording of any IP Assignments to be filed with the United States Patent and Trademark Office), (ii) originals of each stock certificate evidencing Collateral, together with a transfer power executed in blank, (iii) copies of each promissory note constituting Collateral (if any), together with an executed allonge, and (iv) UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received duly executed Deposit Account Control Agreements with respect to all of each Borrower’s Deposit Accounts (other than Excluded Accounts), in each case, in form and substance, and with financial institutions, satisfactory to Agent.

(d) Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and Transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s charter, certificate or articles of incorporation, bylaws or similar agreement or instrument governing the formation of such Obligor are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) Agent shall have received a written opinion of Jones Day, as well as any local counsel to Borrowers or Agent, in form and substance satisfactory to Agent.

(g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor maintains offices.

(h) Agent shall have received copies of policies or certificates of insurance and related endorsements for the insurance policies carried by Borrowers, all in compliance with the Loan Documents (including the requirements of Section 8.6.2).

(i) Agent shall have completed and be satisfied with its business, financial and legal due diligence of Obligors, including but not limited to, (i) a field examination of the books, records and operations of Borrowers and Subsidiaries and a roll-forward of such field examination; (ii) receipt of audited financial statements of Borrowers and Subsidiaries for the last three Fiscal Years; (iii) review of material contracts of Borrowers and Subsidiaries; (iv) receipt of a pro forma balance sheet of Borrowers and Subsidiaries, dated as of the Closing Date, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrowers and Subsidiaries previously delivered to Agent; (v) interim financial statements for Borrowers and Subsidiaries as of a date not more than 30 days prior to the Closing Date; and (vi) monthly financial projections of Borrowers and Subsidiaries for the next 12 calendar months and quarterly projections of Borrowers and Subsidiaries for the next 3 Fiscal Years, including balance sheets, income statements and cash flow statements. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2018.

(j) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(k) Agent shall have received a Borrowing Base Report as of February 29, 2020. Upon giving effect to the initial funding of Loans, and the payment by Borrowers of all fees and expenses incurred in connection herewith, as well as any payables stretched beyond their customary payment practices, (i) Availability shall be at least $2,000,000 and (ii) the sum of (A) Availability plus (B) unrestricted cash of the Borrowers on the Closing Date shall be at least $8,000,000.

(l) Agent shall have received evidence that the loans and other obligations under the Existing Lender Documentation and under any other agreements with respect to any Debt not permitted pursuant to Section 10.2.1 hereof have been repaid or will be repaid with the initial Loans made hereunder on the Closing Date and the commitments thereunder have been terminated, and the Agent shall have received a customary payoff letter in form and substance reasonably satisfactory to it relating to the termination (or assignment to the Agent) of all mortgages, financing statements, and liens associated therewith.

(m) Agent and Lenders, shall have each received (and shall be satisfied with) at least ten (10) Business Days prior to the Closing Date, (i) an executed Certificate of Beneficial Ownership with respect to each Obligor (other than AutoWeb); and (ii) all other documentation and other information about the Obligors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Agent and the Lenders at least ten (10) Business Days prior to the Closing Date.

(n) Agent shall have received a certificate of the Borrower Agent's chief financial officer, in form, substance and detail satisfactory to the Agent, demonstrating that the EBITDA of the Borrowers and Subsidiaries, on a consolidated basis (as adjusted in a manner satisfactory to the Agent), for the twelve month period ended February 29, 2020, is greater than $(3,600,000).

(o) No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, in Agent’s judgment, (i) would reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement and the other Loan Documents.

(p) Agent shall be satisfied with the ownership, organizational, legal, tax management, capitalization, and capital structure of Borrowers and Subsidiaries, and shall be satisfied that Borrowers and Subsidiaries will be Solvent, after giving effect to the Transactions.

(q) The respective credit committees of each Lender shall have approved the provision of the credit facilities under this Agreement.

(r) Agent shall have received evidence that Borrowers have received all governmental and third party consents and approvals as may be appropriate in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(s) Agent shall have received a duly executed copy of a Lien Waiver for Borrower’s location at 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, in form and substance satisfactory to Agent.

(t) Agent shall have received written instructions from Borrower Agent directing the application of proceeds of the initial Loans made pursuant to this Agreement (which in the aggregate shall be no less than the Minimum Balance).

(u) Agent shall be satisfied that each Borrower is in good standing with its vendors with satisfactory accounts payable relative to the vendor terms and agreements and industry standards.

(v) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions shall be satisfactory in form and substance to Agent and its counsel.

6.2 Conditions Precedent to All Credit Extensions. Agent and Lenders shall in no event be required to make any credit extension hereunder (including funding any Loan or granting any other accommodation to or for the benefit of any Borrower), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists;

(b) The representations and warranties of each Obligor set forth in the Loan Documents are true and correct in all material respects on and as of the date of such credit extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be;

(c) All conditions precedent in any Loan Document are satisfied; and

(d) No event has occurred or circumstance exists that has or would reasonably be expected to have a Material Adverse Effect.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Agent may request any other information, certification, document, instrument or agreement as it deems appropriate.

SECTION 7.  COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.1.16 of the Disclosure Schedule;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, blueprints, technical specifications, manuals, files, correspondence, tapes, computer programs, print-outs, computer records, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to the Collateral or are otherwise necessary or helpful in the collection or realization thereupon) pertaining to the foregoing.

Notwithstanding the foregoing or anything else contained in any Loan Document, the Collateral shall not include any Excluded Property.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account subject to a Deposit Account Control Agreement in accordance with the terms of such Deposit Account Control Agreement, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Agent’s Permitted Discretion (with the consent of Obligors, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due in accordance with the terms of this Agreement. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Obligors. If any Obligor acquires Real Estate after the Closing Date, such Obligor shall, within 45 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, unless otherwise prohibited by the terms of the applicable lease, each Obligor hereby transfers and assigns to Agent all of such Obligor’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Obligor is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.1.16 of the Disclosure Schedule to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.4.2 Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or, as applicable, Lien Waiver (it being agreed that, unless a Default or Event of Default exists and is continuing, no actions need to be taken with respect to (a) Excluded Accounts or (b) Chattel Paper, Instruments, or Letter-of-Credit Rights with an aggregate value of less than $500,000). If any Collateral with a value in excess of $100,000 is in the possession of a third party, at Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent. If an Obligor registers any Intellectual Property with a Governmental Authority or obtains any Intellectual Property that is registered with a Governmental Authority, such Obligor shall notify Agent in writing thereof when it delivers the next Compliance Certificate and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Intellectual Property.

7.5 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6 Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.7 Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include that percentage of the outstanding equity securities of Foreign Subsidiaries which would not create a material adverse tax consequence for the Borrowers, taken as a whole.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Reports. Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report (i) as of the close of business of the previous month by the fifteenth day of each month, (ii) as of the close of business of the previous week by the third Business Day of each week, and (iii) at such other times as Agent may request (including, without limitation, following the occurrence and during the continuance of any Event of Default). Each Borrowing Base Report shall (a) be accompanied by schedules which provide detail supporting such Borrowing Base Report, including, without limitation, an accounts receivable aging, accounts payable aging, sales/invoice registers and collection journals, and a detailed report of all Accounts that meet one or more criteria in clauses (a) through (o) of the definition of Eligible Accounts and (b) include a revised Schedule 8.6.1 of the Disclosure Schedule, which has been updated as of the end of the immediately preceding month in accordance with Section 8.6.1, all in form and substance satisfactory to Agent in its Permitted Discretion. All information (including a calculation of Availability) in a Borrowing Base Report shall be certified by Borrowers. Agent may from time to time adjust such report in its Permitted Discretion (x) to reflect Agent’s reasonable estimate of declines in value of Collateral, due to collections received in the Dominion Account or otherwise; (y) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (z) to the extent any information or calculation does not comply with this Agreement.

8.2 Accounts.

8.2.1 Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts in an aggregate face amount of $200,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2 Taxes. If an Account of any Borrower includes a charge for any Taxes and the Borrower does not timely pay the amount thereof to the proper taxing authority, Agent is authorized, in its discretion, to pay such amount for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process (provided that Agent shall cooperate with Borrowers to (a) keep confidential the transactions contemplated hereby and (b) so long as no Default or Event of Default exists and is continuing, conduct such verifications in a manner designed to minimize interruption of the Obligor’s business).

8.2.4 Maintenance of Dominion Account. Obligors shall maintain a Dominion Account pursuant to lockbox or other arrangements acceptable to Agent. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to the Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If the Dominion Account is not maintained with Bank, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with another financial institution reasonably acceptable to Agent. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than two (2) Business Days after receipt) deposit same into the Dominion Account.

8.3 [Reserved].

8.4 Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions (including copies of purchase orders, invoices, and shipping and delivery documents) and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.

8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any material Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or other acknowledgment that such Equipment does not constitute a fixture.

8.5 Deposit Accounts. Schedule 8.5 of the Disclosure Schedule shows all Deposit Accounts maintained by Obligors, including Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except Excluded Accounts). Obligors shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the depository bank) to have control over their Deposit Accounts or any Property deposited therein. Obligors shall promptly notify Agent of any opening or closing of a Deposit Account and will amend Schedule 8.5 of the Disclosure Schedule to reflect same.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 of the Disclosure Schedule, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States (or, if such Collateral is outside the United States and has a value of less than $100,000, to another location outside the United States), upon 30 days’ prior written notice to Agent.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain (i) insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its Permitted Discretion) satisfactory to Agent, and (ii) ensure that all Real Estate subject to a Mortgage is insured pursuant to policies which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each applicable Obligor so as to cause each Lender to be in compliance with Flood Laws. All proceeds under each policy shall be payable to Agent. From time to time upon request by Agent, Obligors shall deliver to Agent certificates of insurance, copies of insurance policies, and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender’s loss payee and additional insured, as applicable; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Accounts or Inventory shall be applied to payment of the Obligations in accordance with the terms of this Agreement.

(c) If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards in excess of $200,000 relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; and (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4 Defense of Title. Each Obligor shall use commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

9.1.1 Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified would reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract except where the violation or default would not reasonably be expected to result in a Material Adverse Effect; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor’s Property.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Schedule 9.1.4 of the Disclosure Schedule shows as of the Closing Date, for each Obligor and Subsidiary, its name, jurisdiction of organization, and, other than with respect to AutoWeb, the number of its authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4 of the Disclosure Schedule, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Specified Permitted Liens, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as disclosed on Schedule 9.1.4 of the Disclosure Schedule, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor (other than AutoWeb) or Subsidiary.

9.1.5 Title to Properties; Priority of Liens.

(a) Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens.

(b) Set forth on Schedule 9.1.5 of the Disclosure Schedule is a complete and accurate list of all real property owned, leased, licensed or otherwise used in the operations of the business of each Obligor as of the Closing Date and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Obligor's knowledge, no default by any party to any material lease or material sublease exists, except for defaults that would not reasonably be expected to result in a Material Adverse Effect.

9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to such Accounts. Borrowers warrant, with respect to each Account shown in a Borrowing Base Report as eligible to be an Eligible Account, that:

(a) it is genuine and in all respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Specified Permitted Liens), deduction, defense, dispute, counterclaim or other adverse condition except as disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected (i) on the face of the invoice related thereto and in the reports submitted to Agent hereunder or (ii) otherwise communicated to Agent at the time of such discount or allowance; and

(g) to Borrowers’ knowledge (without any obligation to make specific inquiries), (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that would reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, were and will be prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2018, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that would reasonably be expected to have a Material Adverse Effect. Each Borrower is Solvent, and the Borrowers and the Subsidiaries, taken as a whole, are Solvent.

9.1.8 Surety Obligations. No Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Each Obligor and Subsidiary has filed all federal and all material state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable by or on behalf of Borrowers in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Obligor and Subsidiary owns or has sufficient lawful rights to use all Intellectual Property that is material and necessary for the conduct of its business. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) necessary for the conduct of its business. No Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property, other than for Intellectual Property included with third party products or services used in the Ordinary Course of Business. As of the Closing Date, all Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary that is material and necessary for the conduct of its business is shown on Schedule 9.1.11 of the Disclosure Schedule.

9.1.12 Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. There is no outstanding citation, notice or order of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law where noncompliance would reasonably be excepted to result in a Material Adverse Effect. No Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws. To Borrowers’ knowledge, no Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any outstanding Environmental Notice. No Obligor or Subsidiary has any knowledge of any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15 Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as permitted by Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16 Litigation. There are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) would reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on Schedule 9.1.16 of the Disclosure Schedule (as updated pursuant to Section 7.4.1), no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default under, or permit the applicable counterparty to terminate, as a result thereof, any Material Contract (except where the default would not reasonably be expected to result in a Material Adverse Effect) or in the payment of any Borrowed Money.

9.1.18 ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, in all material respects, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or materially adverse modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Obligor or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. No Obligor or Subsidiary is party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21 Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 OFAC. No Obligor, Subsidiary, or, to Borrowers’ knowledge, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.1.25 Anti-Corruption Laws. Each Obligor and Subsidiary has conducted its business in accordance with applicable anti-corruption laws in all material respects and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.26 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Obligor, if applicable, on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Obligor acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

9.2 Complete Disclosure. The Loan Documents do not contain any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading when taken as a whole. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that would reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. Until Full Payment, each Obligor shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Agent for all its charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to two times per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all reasonable and out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers shall pay reasonable and customary charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated and consolidating bases for Borrowers and Subsidiaries, which consolidated statements shall be audited (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year;

(b) as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) not later than 30 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month, and for the next three Fiscal Years, year by year;

(f) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(h) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any material default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $250,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution would have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution would have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case where the release or notice would result in liabilities exceeding $250,000; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business as provided in Section 8.6.1; or (l) any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral consisting of books and records or with a value greater than $100,000 may be kept or that otherwise may possess or handle any such Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, to the extent required by Applicable Law, it shall act promptly and diligently to investigate and report to all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent, (a) with respect to the Property and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $10,000,000, with deductibles and subject to an endorsement or assignment satisfactory to Agent.

10.1.8 Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors and Subsidiaries in full force and effect, except where the failure to keep a License in full force and effect would not reasonably have a Material Adverse Effect; promptly notify Agent of any proposed modification to any such License, or entry into any new material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors, in each case promptly after the effective date therefor; pay all royalties and other amounts when due under any such License; and notify Agent of any material default or breach asserted by any Person to have occurred under any such License.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary (whether by acquisition, formation, and/or division of any Obligor in accordance with applicable law) and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate. The foregoing provisions of this Section 10.1.9 shall not apply to any Subsidiary formed for the sole purpose of implementing an acquisition in a triangular merger in which such Subsidiary is a disappearing entity upon completion of the merger.

10.1.10 Anti-Corruption Laws. Conduct its business in compliance in all material respects with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.11 Compliance with Flood Laws. Take all actions required under Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with Flood Laws, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Estate that will be subject to a Mortgage in favor of Agent and, to the extent required by applicable Flood Laws, obtaining flood insurance as more particularly set forth in Section 8.6.2 for such property, structures and contents prior to such property, structures and contents becoming Collateral.

10.1.12 Beneficial Ownership. Provide to Agent and the Lenders: (a) upon request by Agent or any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance reasonably acceptable to Agent and each Lender, promptly when the Persons required to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act, “know your customer” laws and other Anti-Terrorism Laws), and any policy or procedure implemented by Agent or such Lender to comply therewith.

10.1.13 Post-Closing Covenant. Satisfy the following requirement: for a period of ninety (90) days after the Closing Date (or such longer period as determined by Agent in its sole discretion), Borrowers shall use commercially reasonable efforts to deliver to Agent a duly executed copy of a collateral access agreement in form and substance satisfactory to Agent for Borrower’s colocation facility at 17836 Gillette, Irvine, CA 92614.

10.2 Negative Covenants. Until Full Payment, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt (provided that such Subordinated Debt is subordinated to the Obligations on terms reasonably acceptable to Agent);

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Debt with respect to (i) Cash Management Services with respect to deposit accounts permitted in accordance with this Agreement, (ii) commercial credit card and merchant card services incurred in the Ordinary Course of Business, and (iii) Bank Products;

(f) Debt that is in existence when a Person becomes a Subsidiary pursuant to a transaction permitted under this Agreement or that is secured by an asset when acquired by an Obligor or Subsidiary pursuant to a transaction permitted under this Agreement, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or pursuant to such transaction, and does not exceed $100,000 in the aggregate at any time;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Debt owing to an Obligor or a Subsidiary to the extent permitted under Section 10.2.5;

(j) Debt in respect of performance bonds, bid bonds, appeal bonds, and similar obligations not in connection with money borrowed, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;

(k) Debt resulting from a bank or other financial institution honoring a check, draft or similar instrument in the Ordinary Course of Business; and

(l) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $200,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e) deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations;

(f) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance;

(g) carriers’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the Ordinary Course of Business;

(i) leases, licenses, subleases or sublicenses granted to others in the Ordinary Course of Business that do not (i) interfere in any material respect with the ordinary conduct of the business of Loan Parties or (ii) secure any Borrowed Money;

(j) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(k) Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens do not constitute an Event of Default under Section 11.1(g);

(l) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(m) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(n) Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(o) Liens on the Pledged PNC Account (so long as the deposits in such account do not exceed (a) for the period from the Closing Date through the date which is 60 days after the Closing Date, $500,000 and (b) thereafter, $300,000); and

(p) existing Liens shown on Schedule 10.2.2 of the Disclosure Schedule.

10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $3,000,000 in the aggregate during any Fiscal Year.

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions (except Upstream Payments) unless the Payment Conditions have been satisfied; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents or under Applicable Law.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition.

10.2.7 [Reserved].

10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided that Borrowers may make unscheduled term debt repayments so long as the Payment Conditions have been satisfied.

10.2.9 Fundamental Changes. Liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor or, without at least 30 days’ prior written notice to Agent, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization.

10.2.10 Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors’ qualifying shares.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents in any manner that would be adverse to the interest of Agent or Lenders or in any manner not permitted under Section 10.2.9.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Obligors and Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any businesses reasonably ancillary, incidental, or related thereto.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction or agreement with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) indemnities provided for the benefit of directors (or comparable managers) of an Obligor so long as such indemnity has been approved by the board of directors of such Obligor in accordance with Applicable Law; (d) transactions solely among Borrowers; (e) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17 of the Disclosure Schedule; and (f) transactions with Affiliates upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, (a) if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or Lenders; (vii) results in the Obligations not being fully benefited by the subordination provisions thereof, or (viii) is otherwise prohibited by the terms of the subordination agreement with respect thereto or (b) without providing a copy of any such material amendment, supplement or other modification to Agent promptly upon its execution.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Obligor fails to pay (i) its Obligations (other than Secured Bank Product Obligations) when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) its Secured Bank Product Obligations within five days of when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Document or transaction contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.6, 8.1, 8.2, 8.5, 8.6.1, 8.6.2, 10.1.1, 10.1.2, 10.1.3, 10.1.13, or 10.2;

(d) An Obligor breaches or fails to perform (i) any covenant contained in Section 10.1.7 or 10.1.11 and such breach or failure is not cured within 10 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner, or (ii) any other covenant contained in any Loan Document, and such breach or failure is not cured within 20 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Document or Obligation, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under (i) any agreement or document governing or giving rise to Subordinated Debt, or any Person party thereto (other than Agent) shall materially breach the terms of any subordination agreement or repudiate, revoke or attempt to revoke such subordination agreement, or any subordination agreement ceases to be in full force or effect for any reason (other than a waiver or release by Agent), or (ii) any Hedging Agreement in excess of $300,000 or any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Borrowed Money (other than the Obligations) in excess of $300,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $300,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $500,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business for any material period of time; there is a cessation of any material part of an Obligor’s business for a material period of time; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs not permitted hereunder; or a Borrower is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any material Collateral;

(m) A Change of Control occurs; or

(n) Any event occurs or condition exists that has a Material Adverse Effect.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c) require Obligors to Cash Collateralize their Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not at such time Revolver Usage exceeds the Borrowing Base or will exceed the Borrowing Base with the making of such Revolver Loans, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); (iv) sell, assign, lease, license (on an exclusive or nonexclusive basis) as Agent in its discretion deems advisable or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, as Agent in its discretion deems advisable and (v) bring suit or otherwise commence any action or proceeding to enforce any Account, contractual right or Intellectual Property, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Obligor, and each Obligor hereby waives (to the extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Obligor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Obligor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Each Obligor agrees that it would not be commercially unreasonable for Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Obligor hereby waives any claims against Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Obligors shall be liable for the deficiency and the fees of any attorneys employed by Agent to collect such deficiency. Each Obligor further agrees that a breach of any of the covenants contained in this Section 11.2 will cause irreparable injury to Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11.2 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Default has occurred giving rise to the Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 11.2 shall in any way alter the rights of Agent hereunder. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent shall have no obligation to marshal any of the Collateral. If Agent sells any of the Collateral upon credit, Obligor will be credited only with payments actually made by purchaser and received by Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Obligor shall be credited with proceeds of the sale.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4 Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.  AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party irrevocably appoints and designates CNC as Agent under all Loan Documents. Agent may, and each Secured Party irrevocably authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding any Loan have been satisfied (which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment).

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals that it selects in the absence of the Agent’s gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.1.5 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan (including any Swingline Loan) shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Swingline Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Secured Parties and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Secured Parties and the Agent and their respective agents and counsel and all other amounts due Secured Parties and the Agent under Sections 3.2, 3.4 and 10.1.1(b).

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Secured Parties, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.2, 3.4 and 10.1.1(b).

12.2 Agreements Regarding Collateral; Borrower Materials; Credit Bidding.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders, and to execute in connection with such events such payoff letters and related documentation in form and substance satisfactory to Agent in its sole discretion, as shall in Agent's sole discretion be deemed advisable. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.2.4 Credit Bidding. Secured Parties hereby irrevocably authorize Agent (absent, with respect to any particular transaction, Agent receiving contrary written bidding instructions from the Required Lenders before such transaction), to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which an Obligor is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interest or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid Agent shall be authorized (i) to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interest thereof shall be governed, directly or indirectly, by the vote of Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by Required Lenders contained in clauses (a) through (g) of Section 14.1.1 of this Agreement (provided that, in any event, the consent of each Lender shall be required for any amendment that would treat or attempts to treat a Lender or a class of Lenders in a manner different than all other Lenders), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interest and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

12.3 Reliance By Agent.

(a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by Agent. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document and shall not be liable for any delay in acting. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties. Notwithstanding the foregoing, Agent shall not be required to take, or to omit to take, any action that is, in the opinion of Agent or its counsel, contrary to any Loan Document or Applicable Law.

(b) For purposes of determining compliance with the conditions specified in Article 6, each Lender that has signed this Agreement (or an addendum or joinder to this Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s Permitted Discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share. No Lender shall be liable for the payment to any Indemnitee of any portion of such claims to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s own gross negligence or willful misconduct; provided, however, that no action taken in furtherance of the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.6. Without limitation of the foregoing, each Lender shall reimburse each Indemnitee upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by any Indemnitee in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The obligations of Lenders hereunder shall not diminish the obligations of Obligors to indemnify and reimburse the Indemnitees for such amounts. Agent may in its discretion first seek payment from Lenders hereunder before seeking payment from the Obligors for such amounts or may seek payments first from Obligors. In any event, any amounts received from Obligors as reimbursement for amounts already reimbursed by Lenders shall be paid to Lenders in accordance with the terms hereof. The undertaking in this Section 12.6 shall survive the termination of this Agreement and the resignation of the Agent.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. Without limitation of the foregoing, no Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, ownership, state or condition, insurance regarding, location or existence of any Collateral, or the validity, creation, extent, perfection, continuation, or priority of any Lien therein; any assignment or participation of the Obligations, or disclosure of any information to any Secured Party or such Secured Party's representatives or Affiliates; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction or waiver of any conditions precedent contained in any Loan Documents. In addition and not in limitation of the foregoing, it is understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral in its capacity as one of the Secured Parties, and that Agent shall have no other duty or liability whatsoever to any Secured Party as to any of the foregoing, including, without limitation, the preparation, form or filing of any Uniform Commercial Code financing statement, amendment or continuation or of any other type of document related to the creation, perfection, continuation or priority of any Lien as to property of Obligors.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 10 days written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor acceptable to it in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to CNC by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to the Lenders by the Agent by this Agreement, no Agent Indemnitee shall have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to any Agent Indemnitee by any Obligor or any credit or other information concerning the affairs, financial condition, credit worthiness, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of any Agent Indemnitee or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, CNC shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include CNC in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than CNC, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 Flood Laws. Agent has adopted internal policies and procedures that address requirements under Flood Laws. Agent may post on the Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the credit facility) is responsible for assuring its own compliance with Flood Laws, and Agent disclaims any liability in connection with the failure of any such Lender or Participant to comply with Flood Laws and flood insurance requirements.

12.15 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Obligor, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register ("Participant Register") in which it enters the Participant’s name, address and interest in Commitments and Loans (and stated interest). Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice or knowledge to the contrary. No Lender shall have an obligation to disclose any information in such Participant Register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $1,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an Assignment Notice and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents or whether any assignment has been properly effectuated pursuant to this Agreement. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice or knowledge to the contrary; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's commitments or any Borrower's or other Obligor's Obligations in respect of any Loan. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice. The Obligors hereby agree that Agent and the other Agent Indemnitees constitute Indemnities pursuant to Section 14.2 in connection with this register and all of their respective actions and activities and failures to act in connection therewith.

13.4 Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.  MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion or Permitted Discretion of Agent;

(b) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c); provided, however, that only the consent of Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(c) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or this Section 14.1.1; (ii) amend the definition of Borrowing Base, Availability Block, Accounts Formula Amount, or Unbilled Accounts Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) decrease the Availability Block; (iv) release all or substantially all Collateral; or (v) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(d) without the prior written consent of all Lenders (except any Defaulting Lenders) no modification shall consensually subordinate the Liens of Agent on the Collateral or consensually subordinate the Obligations to other Debt (except in accordance with this Agreement as in effect on the date hereof or in accordance with financing to one or more Obligors pursuant to Section 364 of the Bankruptcy Code or any similar Insolvency Proceeding);

(e) without the prior written consent of all Lenders, no modification shall alter the first sentence of Section 13.3.1 hereof; and

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

14.1.2 Limitations. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of any provision of this Section 14.2, to the fullest extent permitted by law, each Obligor hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws or any other Applicable Law that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Obligor shall, without the prior written consent of each applicable Indemnitee, effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability or claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address or (b) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Communications. Electronic and telephonic communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Secured Parties make no assurance as to the privacy or security of electronic or telephonic communications. Except where expressly provided in this Agreement or any other Loan Document, e-mail and voice mail shall not be effective notices under the Loan Documents unless the sender shall have received an acknowledgement of such e-mail or voice mail by return e-mail, telephone call or voice mail.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Obligors’ Obligations. Agent may, in its Permitted Discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers in accordance with the terms of this Agreement. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act. Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates and Approved Funds; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with the exercise of remedies hereunder or under any other Loan Document or any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials with the prior consent of Borrowers. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; (iii) it will handle the material non-public information in accordance with Applicable Law; and (iv) without limiting the generality or effect of any of the foregoing, that United States securities laws prohibit any person or entity that possesses material, non-public information regarding a publicly-held company such as AutoWeb from purchasing, selling or otherwise trading securities of such company or from communicating that information to any person or entity for such purpose.

14.13 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14 Consent To Forum.

14.14.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waive) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, notice of intent to accelerate, notice of acceleration, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.17 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

SECTION 15. GUARANTY

15.1 Guaranty of the Obligations. Subject to the provisions of Section 15.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent and Lenders the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

15.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 15.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 15.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 15.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 15.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 15.2.

15.3 Payment by Guarantors. Subject to Section 15.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent, for the benefit of itself and the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

15.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Agent or any Lender with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent or any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) Agent and/or Lenders, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent for the benefit of itself and the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent may have against any such security, in each case as Agent in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Agent or Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Agent’s or Lenders’ consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an Obligor in respect of the Guaranteed Obligations.

15.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Agent and each Lender: (a) any right to require Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, securities account or commodities account or credit on the books of Agent or any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Agent or any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 15.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

15.6 Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been Paid in Full and the Revolver Commitment shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or any Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or any Lender. In addition, until the Guaranteed Obligations shall have been Paid in Full and the Revolver Commitment shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 15.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent or any Lender may have against any Borrower, to all right, title and interest Agent or Lender may have in any such collateral or security, and to any right Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Agent and Lenders and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

15.7 Subordination of Other Obligations. Any indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent and Lenders and shall forthwith be paid over to Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

15.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full and the Revolver Commitment shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

15.9 Authority of Guarantors or Borrowers. It is not necessary for Agent or any Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

15.10 Financial Condition of Borrowers. Any Loan may be made to Borrowers from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant. Neither Agent nor any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Agent or any Lender.

15.11 Bankruptcy, etc.  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.

(a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 15.11(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent and Lenders, or allow the claim of Agent and Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER: AUTOWEB, INC. By: _____________________________ Name: Title: Address: Attn: Telecopy:

GUARANTORS:

AUTOBYTEL, INC.

By:  _____________________________
Name:
Title:

AW GUA USA, INC.

By:  _____________________________
Name:
Title:

CAR.COM, INC.

By:  _____________________________
Name:
Title:

Address:

Attn:
Telecopy:

AGENT AND LENDERS: CIT NORTHBRIDGE CREDIT LLC, as Agent By: _____________________________ Name: Title: Address: Attn: Telecopy:
CIT NORTHBRIDGE FUNDING I LLC, as a Lender By: _____________________________ Name: Title: Address: Attn: Telecopy:

EXHIBIT A-1
to
Loan, Security and Guarantee Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan, Security and Guarantee Agreement dated as of March 26, 2020, as amended (“Loan Agreement”), among AUTOWEB, INC., a Delaware corporation (“AutoWeb”), and any other Person from time to time joined thereto as a Borrower (together with AutoWeb, each, a “Borrower” and, collectively, “Borrowers”), the other Persons from time to time party to the Loan Agreement as Guarantors, CIT NORTHBRIDGE CREDIT LLC, as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:

1.           Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.           Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________, the outstanding balance of its Revolver Loans is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3.           Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.           This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.           Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by electronic transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)
If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

__________________________
__________________________
__________________________

(b)
If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):
__________________________
__________________________
__________________________
__________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

______________________________
______________________________
ABA No._______________________
______________________________
Account No.____________________
Reference: _____________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

_____________________________________
(“Assignee”)

By___________________________________
     Title:

_____________________________________
(“Assignor”)

By___________________________________
     Title:

EXHIBIT A-2
to
Loan, Security and Guarantee Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan, Security and Guarantee Agreement dated as of March 26, 2020, as amended (“Loan Agreement”), among AUTOWEB, INC., a Delaware corporation (“AutoWeb”), and any other Person from time to time joined thereto as a Borrower (together with AutoWeb, each, a “Borrower” and, collectively, “Borrowers”), the other Persons from time to time party to the Loan Agreement as Guarantors, CIT NORTHBRIDGE CREDIT LLC, as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $_________, and Assignee’s Revolver Commitment to be increased by $_________.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

________________________
________________________
________________________
________________________

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

_____________________________________
(“Assignee”)

By___________________________________
     Title:

_____________________________________
(“Assignor”)

By___________________________________
     Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

AUTOWEB, INC.

By_______________________________
     Title:

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

CIT NORTHBRIDGE CREDIT LLC,
as Agent

By_______________________________
     Title:

EXHIBIT C

 to

 Loan, Security and Guarantee Agreement

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the [___________] (the “Chief Financial Officer”) of AUTOWEB, INC., a Delaware corporation (“AutoWeb”). Capitalized terms used but not defined in this Compliance Certificate (this “Certificate”) shall have the meanings set forth in the Loan Agreement (as defined below).

2. I have reviewed the terms of that certain Loan, Security and Guarantee Agreement, dated as of March 26, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among AutoWeb, and any other Person from time to time joined thereto as a Borrower (together with AutoWeb, each, a “Borrower” and, collectively, “Borrowers”), the other Persons from time to time party to the Loan Agreement as Guarantors, the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and CIT NORTHBRIDGE CREDIT LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, and together with its successors and assigns in such capacity, the “Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements.

3. This Certificate is delivered in connection with the [calendar month] [fiscal year] ending [_____________] (the “Reporting Period”).

4. Attached hereto as Exhibit A are the financial statements, comparisons and reports required to be delivered under Section [10.1.2(a)/10.1.2(b)] of the Loan Agreement with respect to the Reporting Period (collectively, the “Financial Statements”).

5. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the Reporting Period or as of the date of this Certificate, except as set forth in Exhibit B as attached hereto, if any, to this Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which Obligors have taken, are taking, or propose to take with respect to each such condition or event.

6. The Financial Statements delivered with this Certificate are prepared in accordance with GAAP [(other than the absence of footnotes and year-end audit adjustments)],1 and fairly present the financial positions and results of operations of Borrowers and their Subsidiaries at the dates and for the periods indicated. No change in GAAP or the application thereof has occurred since the Effective Date which affects the Financial Statements delivered with this Certificate.

7. The Obligors and their Subsidiaries have observed and complied with the covenant set forth in Section 10.2.3 (Capital Expenditures) of the Loan Agreement, and attached hereto as Exhibit C are calculations reflecting such compliance.

[Signature Page Follows]

The foregoing certifications, together with the attachments as set forth on the Exhibits attached hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of ____________, 20__ pursuant to Section 10.1.2(c) of the Loan Agreement.

AUTOWEB, INC.

By: _____________________________
Name:
Title:

1 Include for unaudited financial statements

Exhibit A
Financial Statements

Exhibit B
Events of Default and/or Defaults

Exhibit C
Capital Expenditures

A. Capital Expenditures through end of Reporting Period	$[______]
Compliance (Yes or No)

SCHEDULE 1.1(a)
to
Loan, Security and Guarantee Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Total Commitments
CIT Northbridge Funding I LLC	$20,000,000	$20,000,000
TOTAL	$20,000,000	$20,000,000